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Meritor Reports Third-Quarter Fiscal Year 2016 Results

Generates Net Income Attributable to Meritor of $41 Million

Achieves Adjusted EBITDA of $96 million and Adjusted EBITDA Margin of 11.4 Percent

TROY, Mich. (Aug. 3, 2016) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2016.

Third-Quarter Highlights

•	Sales of $841 million

•	Net income attributable to Meritor of $41 million

•	Diluted earnings per share from continuing operations of $0.46

•	Adjusted diluted earnings per share of $0.57

•	Adjusted EBITDA of $96 million, adjusted EBITDA margin at 11.4 percent

•	Repurchased $38 million of common stock; $210 million repurchase program now complete

•	Board of Directors approves new authorizations for up to $150 million debt and $100 million equity repurchases

Third-Quarter Results
For the third quarter of fiscal year 2016, Meritor posted sales of $841 million, down $68 million, or approximately 7 percent, from the same period last year. The decrease in sales was driven by lower production in the North America Class 8 truck market partially offset by new business wins.

Net income attributable to Meritor was $41 million, or $0.45 per diluted share (net income of $42 million and $0.46 per diluted share from continuing operations), compared to $13 million, or $0.13 per diluted share (net income of $15 million and $0.15 per diluted share from continuing operations), in the same period last year.
Adjusted income from continuing operations attributable to the company in the third quarter of fiscal year 2016 was $52 million, or adjusted diluted earnings per share from continuing operations of $0.57, compared to $42 million, or adjusted diluted earnings per share of $0.42, in the same period a year ago.
Adjusted EBITDA was $96 million, compared to $87 million in the third quarter of fiscal year 2015. Adjusted EBITDA margin for the third quarter of fiscal year 2016 was 11.4 percent, compared to 9.6 percent in the same period last year.
The increases in net income attributable to Meritor and income from continuing operations were primarily driven by a $19 million loss on debt extinguishment recognized in the prior year. Improvements in Adjusted EBITDA and adjusted income from continuing operations attributable to the company were driven primarily by lower material, labor and burden costs and a supplier recovery and an insurance settlement in the current period, partially offset by lower sales in North America.
Cash flow from operating activities in the third quarter of fiscal year 2016 was $105 million, compared to $93 million in the same period last year. Free cash flow for the third quarter of fiscal year 2016 was $86 million, compared to $71 million in the same period last year.

Third-Quarter Segment Results
Commercial Truck & Industrial sales for the third quarter of fiscal year 2016 were $640 million, down $65 million, or 9 percent, compared to the same period last year. The decrease in sales was due to lower production in the North America Class 8 truck market and was partially offset by new business wins.
Segment EBITDA for the Commercial Truck & Industrial segment was $61 million for the quarter, up $3 million from the third quarter of fiscal year 2015. Segment EBITDA margin increased to 9.5 percent, up from 8.2 percent in the same period last year. The increase in segment EBITDA and segment EBITDA margin was driven primarily by lower material, labor and burden costs, which more than offset the unfavorable impact of lower revenue.
The Aftermarket & Trailer segment posted sales of $227 million, down $6 million from the same period a year ago. The decrease in sales was primarily driven by lower sales in North America Aftermarket.

Segment EBITDA for Aftermarket & Trailer was $38 million for the quarter, up $7 million from the third quarter of fiscal year 2015. Segment EBITDA margin was 16.7 percent, up 3.4 percentage points from 13.3 percent in the third quarter of fiscal year 2015. The increase in Segment EBITDA and Segment EBITDA margin was primarily driven by a supplier recovery and lower material costs.

Equity and Debt Repurchases
In the third quarter, Meritor repurchased 4.7 million common shares using $38 million of cash. Overall, the company repurchased 12.8 million common shares under its $210 million repurchase program that has now been completed a quarter early. In addition, Meritor bought back a total of $74 million in convertible debt during the program, which lowered interest expense, improved the company’s debt maturity profile and mitigated long-term equity dilution risk.
On July 21, 2016, Meritor’s Board of Directors authorized the repurchase of up to $150 million aggregate principal amount of any of our public debt securities and up to $100 million of our common stock until Sept. 30, 2019.

Meritor Board of Directors
The Board of Directors has elected Jan Bertsch to the Meritor Board of Directors, effective Sept. 29, 2016, as a Class III director with a term expiring at the 2018 annual meeting of shareholders.
Bertsch has served as senior vice president and chief financial officer of Owens-Illinois, Inc. since November 2015. From 2012 to 2015 she served as executive vice president, chief financial officer of Sigma-Aldrich Corporation.
Before joining Sigma-Aldrich Corporation, she served in various capacities as vice president and treasurer and subsequently vice president, controller and principal accounting officer at BorgWarner, Inc. from 2009 to 2012. Prior to that, she served in various capacities for Chrysler Group LLC, ultimately serving as senior vice president, chief information officer and treasurer of Chrysler LLC.
Bertsch earned a Bachelor of Arts degree in finance from Wayne State University and a Master of Business Administration from Eastern Michigan University.

Outlook for Fiscal Year 2016
The company is revising its guidance for fiscal year 2016 as follows:

•	Revenue to be approximately $3.225 billion, as compared to the prior outlook of approximately $3.275 billion.

•	Net income attributable to Meritor to be approximately $115 million (approximately $1.25 diluted earnings per share).

•	Net income from continuing operations attributable to Meritor to be approximately $120 million (approximately $1.30 diluted earnings per share from continuing operations).

•	Adjusted EBITDA margin to be approximately 10.0 percent, unchanged from prior expectations.

•	Adjusted diluted earnings per share from continuing operations will be approximately $1.60, compared to prior outlook of $1.55 to $1.65.

•	Operating cash flow to be approximately $180 million.

•	Free cash flow to be approximately $90 million, unchanged from prior outlook.

“Upon completion of another strong performance quarter, Meritor is on track to meet the commitments presented in our M2016 plan,” said Jay Craig, CEO and president of Meritor. “M2016 established the foundation for sustainable growth. We are now ready to accelerate the execution of our growth initiatives as we launch M2019. ”

Third-Quarter Fiscal Year 2016 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2016 on Wednesday, Aug. 3 at 10 a.m. ET.
To participate, call (503) 343-6062 at least 10 minutes prior to the start of the call. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Aug. 3, until 11:59 p.m. ET on Aug. 10 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 46671078. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,400 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, following the United Kingdom’s decision to exit the European Union or in the event one or more additional countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow.
Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders.
    Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Sales	$841	$909	$2,471	$2,652
Cost of sales	(714)	(785)	(2,119)	(2,298)
GROSS MARGIN	127	124	352	354
Selling, general and administrative	(59)	(65)	(175)	(187)
Restructuring costs	(6)	(9)	(9)	(15)
Other operating income (expense), net	—	1	(3)	2
OPERATING INCOME	62	51	165	154
Other income (expense), net	—	(1)	(1)	3
Equity in earnings of affiliates	9	10	26	28
Interest expense, net	(20)	(38)	(63)	(78)
INCOME BEFORE INCOME TAXES	51	22	127	107
Provision for income taxes	(8)	(6)	(22)	(19)
INCOME FROM CONTINUING OPERATIONS	43	16	105	88
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(1)	(2)	(4)	(1)
NET INCOME	42	14	101	87
Less: Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$41	$13	$99	$85

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$42	$15	$103	$86
Loss from discontinued operations	(1)	(2)	(4)	(1)
Net income	$41	$13	$99	$85

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.46	$0.15	$1.10	$0.85
Discontinued operations	(0.01)	(0.02)	(0.04)	(0.01)
Diluted earnings per share	$0.45	$0.13	$1.06	$0.84

Diluted average common shares outstanding	92.0	100.3	93.1	101.0

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30, 2016	September 30, 2015
ASSETS:
Cash and cash equivalents	$129	$193
Receivables, trade and other, net	422	461
Inventories	335	338
Other current assets	53	50
TOTAL CURRENT ASSETS	939	1,042
Net property	428	419
Goodwill	392	402
Other assets	325	332
TOTAL ASSETS	$2,084	$2,195

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$14	$15
Accounts and notes payable	503	574
Other current liabilities	267	279
TOTAL CURRENT LIABILITIES	784	868
Long-term debt	980	1,036
Retirement benefits	601	632
Other liabilities	315	305
Total deficit attributable to Meritor, Inc.	(621)	(671)
Noncontrolling interests	25	25
TOTAL DEFICIT	(596)	(646)
TOTAL LIABILITIES AND DEFICIT	$2,084	$2,195

MERITOR, INC.
ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Meritor, Inc.	$41	$13	$99	$85
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	1	2	4	1
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	42	15	103	86
Interest expense, net	20	38	63	78
Provision for income taxes	8	6	22	19
Depreciation and amortization	17	17	48	49
Noncontrolling interests	1	1	2	2
Loss on sale of receivables	2	1	6	4
Restructuring costs	6	9	9	15
Adjusted EBITDA	$96	$87	$253	$253

Sales:
Commercial Truck & Industrial	$640	$705	$1,904	$2,089
Aftermarket & Trailer	227	233	648	653
Intersegment Sales	(26)	(29)	(81)	(90)
Total sales	$841	$909	$2,471	$2,652
Segment EBITDA:
Commercial Truck & Industrial	$61	$58	$169	$171
Aftermarket & Trailer	38	31	86	86
Segment EBITDA	99	89	255	257
Unallocated legacy and corporate costs, net	(3)	(2)	(2)	(4)
Adjusted EBITDA	96	87	253	253

Adjusted EBITDA Margin (1)	11.4%	9.6%	10.2%	9.5%
(1) Adjusted EBITDA Margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES
Income from continuing operations	$105	$88
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	48	49
Restructuring costs	9	15
Loss on debt extinguishment	—	20
Gain on sale of property	(2)	(3)
Equity in earnings of affiliates	(26)	(28)
Pension and retiree medical expense	15	20
Other adjustments to income from continuing operations	7	8
Dividends received from equity method investments	29	26
Pension and retiree medical contributions	(32)	(36)
Restructuring payments	(8)	(10)
Changes in off-balance sheet accounts receivable factoring	(30)	94
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	31	(111)
Operating cash flows provided by continuing operations	146	132
Operating cash flows used for discontinued operations	(2)	(10)
CASH PROVIDED BY OPERATING ACTIVITIES	144	122
INVESTING ACTIVITIES
Capital expenditures	(66)	(45)
Proceeds from sale of property	3	4
Net investing cash flows provided by discontinued operations	4	4
CASH USED FOR INVESTING ACTIVITIES	(59)	(37)
FINANCING ACTIVITIES
Repayment of notes and term loan	(55)	(159)
Proceeds from debt issuance	—	225
Debt issuance costs	—	(4)
Repurchase of common stock	(81)	(30)
Other financing activities	(15)	(7)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(151)	25
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	2	(12)
CHANGE IN CASH AND CASH EQUIVALENTS	(64)	98
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	193	247
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$129	$345

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015(1)	2016	2015(1)
Income from continuing operations attributable to Meritor, Inc.	$42	$15	$103	$86
Adjustments:
Loss on debt extinguishment	—	19	—	19
Restructuring costs	6	9	9	15
Non-cash tax expense (2)	5	1	10	3
Income tax benefits	(1)	(2)	(1)	(2)
Adjusted income from continuing operations attributable to Meritor, Inc.	$52	$42	$121	$121

Diluted earnings per share from continuing operations	$0.46	$0.15	$1.10	$0.85
Impact of adjustments on diluted earnings per share	0.11	0.27	0.20	0.35
Adjusted diluted earnings per share from continuing operations	$0.57	$0.42	$1.30	$1.20

Diluted average common shares outstanding	92.0	100.3	93.1	101.0
(1) The three and nine months ended June 30, 2015 have been recast to reflect non-cash tax expense.
(2) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Cash provided by operating activities	$105	$93	$144	$122
Capital expenditures	(19)	(22)	(66)	(45)
Free cash flow	$86	$71	$78	$77

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2016— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2016 Outlook(1)
Net income attributable to Meritor, Inc.	$115
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	5
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	120
Interest expense, net	85
Provision for income taxes	28
Depreciation and amortization	65
Restructuring	14
Other (noncontrolling interests, loss on sale of receivables, etc.)	10
Adjusted EBITDA	$322

Sales	3,225

Adjusted EBITDA Margin (2)	10.0%

Diluted earnings per share	$1.25
Diluted loss per share from discontinued operations	0.05
Diluted earnings per share from continuing operations	$1.30
Adjustments:
Restructuring costs	0.15
Non-cash tax expense (3)	0.16
Income tax benefits	(0.01)
Adjusted diluted earnings per share from continuing operations	$1.60

Diluted average common shares outstanding	92.0

Cash provided by operating activities	$180
Capital expenditures	(90)
Free cash flow	$90
(1) Amounts are approximate.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

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